Exhibit 10.1

Plan Document

KEMET Executive Secured Benefit Plan

EFFECTIVE January 1, 2011

KEMET Executive Secured Benefit Plan

Effective as of January 1, 2011, KEMET Corporation (the “Company”) hereby establishes the KEMET Executive Secured Benefit Plan (the “Plan”) for the benefit of certain Executives and their beneficiaries.

The Plan is not a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986 as amended (the “Code”); however, the Company intends that the Plan be an “employee welfare benefit plan” as defined in the Employee Retirement Income Security Act of 1974 as amended (“ERISA”).

This document sets forth rights and obligations of the Company and each Participant with respect to the Plan as provided below.

ARTICLE I

Definitions

Wherever used in this Plan, the following terms shall have the following meanings, unless a different meaning is clearly required by the context.

1.01         “Board” means the Board of Directors of the Company as constituted from time to time or the Compensation Committee of the Board of Directors. Accordingly, any action that the Board (as defined herein) is permitted or required to take with respect to the Plan may be taken by either the Board of Directors or the Compensation Committee of the Board of Directors.

1.02         “Company” means KEMET Corporation and its successors.

1.03         “Company Contribution” means the amount of any contribution made by the Company to the Plan on an after-tax basis with respect to a Participant as provided in Section 4.04 herein and deposited with the Designated Insurance Carrier in order to purchase life insurance policies on the life of that Participant.

1.04         “Compensation” means an Executive’s base salary and any annual bonus paid by the Company and/or its subsidiaries during the Plan Year, including any employee elective deferrals of base salary or annual bonus under a Code Section 125 cafeteria plan, Code Section 401(k) qualified cash or deferred arrangement or Code Section 132 (f) arrangement. Compensation shall exclude other amounts paid to or for the benefit of an Executive by the Company or its subsidiaries, including without limitation Company Contributions.

1.05         “Contribution” means the amount of Participant Contribution and Company Contribution, if any, made to the Plan.

1.06         “Designated Insurance Carrier” means an insurance company selected by the Company in its sole and absolute discretion.

1.07         “Effective Date” means January 1, 2011.

1.08         “Employee” means any person employed by the Company or one of its subsidiaries who receives stated remuneration other than a pension, severance pay, retainer or fee under contract.

1. 09        “Executive” means an Employee whose annual base salary for the Plan Year is equal to or greater than the compensation amount published in Internal Revenue Service pronouncements used to determine whether an individual is a highly compensated employee, as defined by code Section 414(q), for the relevant year.

1.10         “Participant” means any Executive who has become eligible to participate in the Plan in accordance with Article III of the Plan, and who has not ceased to have rights to a benefit hereunder.

1.11         “Participant Contribution” means the amount of after-tax Compensation, contributed to the Plan by a Participant pursuant to his payroll deduction directive and deposited with the Designated Insurance Carrier in order to purchase life insurance on the life of said Participant in accordance with the terms of the Plan.

1.12         “Participation Letter Agreement” means the individual written agreement between the Company and a Participant with respect to rights and benefits hereunder, as executed by the Participant and the Company.

1.13         “Plan” means the KEMET Executive Secured Benefit Plan as set forth herein and as may be amended from time to time, together with the Participation Letter Agreement with respect to any Participant.

1.14         “Plan Administrator” means the committee or person appointed by the Board to administer the Plan pursuant to Article VII herein.

1.15         “Plan Year” means the 12-month period commencing on January 1 and ending on the next December 31 while the Plan remains in effect.

1.16         “Policy” means a life insurance contract issued by the Designated Insurance Carrier on the life of a Participant.

1.17         “Total Disability” means a Participant’s disability as defined in the Social Security Act and determined by the Social Security Administration.

For purposes of the Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa.

ARTICLE II

Purpose & Scope

2.01         PURPOSE

The purpose of the Plan is to provide a Company-sponsored program pursuant to which each Participant shall, and the Company may, make certain contributions to be deposited with a Designated Insurance Carrier in order to purchase life insurance on behalf of the Participant. The Participant Contribution and any Company Contribution are taxable income to the Participant for the year in which such contributions are made on behalf of the Participant.  Each Participant will be responsible for all federal, state and local taxes on such contributions.

2.02         SCOPE

The Plan is intended as a statement of agreement between the Company and each participating Executive under which, in consideration of the continued satisfactory service of said Executive, the Company agrees to deposit the Contributions with the Designated Insurance Carrier on behalf of the Participant.

ARTICLE III

Eligibility and Participation

3.01         ELIGIBLE CLASS OF EXECUTIVES

Eligibility for participation in the Plan shall be limited to those Executives designated in writing by the Board, in its sole and absolute discretion, who have executed the Participation Letter Agreement and otherwise satisfy the requirements of this Article III.

3.02         ELIGIBILITY SERVICE

Each Executive designated in accordance with Section 3.01 above must be employed full-time with the Company in order to become a Participant.

3.03         ENTRY DATE

(a)         Each Executive who has satisfied the requirements of Sections 3.01 and 3.02 above shall become a Participant on the first day of the calendar quarter, or as soon thereafter as administratively feasible, coinciding with or next following his completion of said requirements.

(b)        The provisions of this Article III are subject to the provisions of the Participant Letter Agreement.

ARTICLE IV

Contributions

4.01         PURCHASE OF POLICY

The Company will apply for a Policy on the life of the Participant from the Designated Insurance Carrier. The Policy and all incidents of ownership thereto shall at all times be owned by the Participant and his designated assigns, if any.

4.02         FUNDING

The Plan is funded exclusively by Participant Contributions and any Company Contributions. All Participant Contributions shall be deposited with the Designated Insurance Carrier within 7 days after the end of the payroll period for which Participant Contributions are deducted from his pay or, with respect to Participant Contributions made directly to the Plan Administrator by valid personal check for good funds, within 7 days after receipt of the check by the Plan Administrator. Any Company Contributions shall be deposited with the Designated Insurance Carrier not later than 60 days after the end of the Plan Year.

The Contributions delivered to the Designated Insurance Carrier shall be credited to the individual Participant’s premium account within the time frames established by the Designated Insurance Carrier for purposes of maintaining Policies currently paid and in force. Further, any premium returns, demutualization proceeds, or vendor contract rebates shall be credited to the Participant’s individual Policy.

4.03         PARTICIPANT CONTRIBUTION

(a)         Each Participant may elect to make Participant Contributions to the Plan in an amount not to exceed 50 percent of his base salary plus 50 percent of his incentive compensation, in whole multiples of one percent of his Compensation or in a fixed amount; provided, however, the Participant Contribution for any individual Participant shall be in an amount not less than $5,000 with respect to any Plan Year.

(b)        The amount of Participant Contributions made by payroll deduction to be deposited with the Designated Insurance Carrier with respect to any Plan Year shall be deducted after deduction of all payroll taxes withheld on behalf of the Participant for that Plan Year.

(c)         Participant Contributions shall be by payroll deduction, authorized by the Participant on a form acceptable to the Company, or may be made directly to the Plan Administrator by the Participant by personal check.

4.04         COMPANY CONTRIBUTIONS

(a)         For each Plan Year, the Company, at the sole and absolute discretion of the Board, may make Company Contributions on behalf of eligible Participants. The

Board, in its sole and absolute discretion, shall determine the amount of the Company Contribution, which may be zero. For purposes of this paragraph, a Participant is eligible to receive an allocation of Company Contributions (other than a matching contribution) for a Plan Year only if he is employed by the Company or one of its subsidiaries on the last day of such Plan Year. A Participant is eligible to receive an allocation of a Company Contribution that is a matching contribution only if the Participant is employed by the Company or one of its subsidiaries on the date that the Participant Contribution that is being matched is made.

(b)        The amount of Company Contribution, if any, to be deposited with the Designated Insurance Carrier with respect to any Plan Year shall be taxable wage income to Participants. The Company is authorized to deduct from a Participant’s other compensation all applicable payroll taxes due to be paid or withheld with respect to Company Contributions on behalf of the Participant for that Plan Year.

(c)         The Company, at the sole and absolute discretion of the Board, may make additional Company Contributions on behalf of any individual Participant(s) at any time during the Plan Year.

ARTICLE V

Vesting

5.01         PARTICIPANT CONTRIBUTIONS

The Participant shall be vested, at all times, in 100 percent of the value of his Participant Contributions including any gains and losses on same.

5.02         COMPANY CONTRIBUTIONS

(a)         At the time the Company first makes any contribution to the Plan, the Board shall determine the vesting schedule with respect to Company Contributions and how to compute service for vesting purposes.

(b)        Notwithstanding the provisions of paragraph (a) above, in the event of a Participant’s Total Disability or death while in the employ of the Company, he shall become 100 percent vested in the amount of any Company Contributions that had been made on his behalf.

(c)         Notwithstanding the provisions of paragraph (a) above, if the Plan terminates in its entirety pursuant to Section 9.02 herein, each Participant in the employ of the Company on the date of termination shall become 100 percent vested in the amount of any Company Contributions that had been made on his behalf.

ARTICLE VI

Policies

6.01         PURCHASE OF POLICY

The Company shall not be in default in the performance of its obligations under the Plan to purchase a Policy on the life of a Participant should the Designated Insurance Carrier decline coverage for the Participant for any reason whatsoever including, but not limited to, uninsurability as the result of increased health risk or any other standard in the underwriting process established by the Designated Insurance Carrier to determine the insurability of a Participant.

6.02         OWNERSHIP OF POLICY

The Participant shall be the sole owner of the Policy. The Participant shall have all incidents of ownership with respect to the Policy including, but not limited to, the right to make any loans, withdrawals or investments of the cash value of the Policy except as to limitations set forth under Section 6.03 hereof. The Company shall not be responsible for any interest or taxes on any loans or withdrawals made from the Policy by the Participant.

6.03         LIMITATIONS ON OWNERSHIP OF POLICY

This Section 6.03 shall apply only if Company contributions are made to the Plan. With respect to the nonvested portion of any Company Contributions, the Participant shall take no action, without the Company’s written consent, with respect to the Policy that would in any way compromise or jeopardize the Company’s right to be repaid the Company Contributions at any time that the Participant has not satisfied the vesting requirement.  This includes, but is not limited to, making loans against the Policy or taking withdrawals from the Policy’s cash surrender value in excess of the vested portion of the Company Contribution. Subject to the foregoing provisions of this Section 6.03, the Participant shall have the right to surrender or cancel the Policy and to receive the Policy’s full cash surrender value directly from the Designated Insurance Carrier. Upon any surrender or cancellation of the Policy, when the Company Contribution vesting requirement is not satisfied, the Company shall have the unqualified right to receive that portion of the cash value equal to the total amount of the nonvested Company Contribution. If the cash value is less than the amount due the Company, the Participant shall immediately pay to the Company, without demand and notice, the shortfall and such obligation shall become a personal liability to the Participant.  Such obligation shall include accrued interest at 15 percent per annum on the shortfall amount from the date on which the Policy was surrendered, cancelled or otherwise terminated until such time as the repayment of all of the nonvested portion of Company Contributions are recovered by the Company (“Accrued Shortfall Interest Penalty”). In addition to the Accrued Shortfall Interest Penalty, the Company shall be permitted to recover all attorney fees and other reasonable expenses incurred by the Company in order to collect the nonvested Company Contributions.

6.04         INVESTMENTS AND INDEMNIFICATION

(a)           Under no circumstances shall the Company, its employees, agents, subsidiaries or assigns be liable for the performance of any investment option selected by the Participant or act as guarantor of any account invested within the Policy. Under no circumstances shall such an entity or individual provide any advice with respect to a Participant’s investment inside any Policy. The Participant assumes all investment risk and agrees to hold harmless the Company, its employees, agents, subsidiaries and assigns for the performance of all investments in the Policy.

(b)           Under no circumstances shall the Company, its employees, agents, subsidiaries or assigns be liable for the acts or omissions of the Designated Insurance Carrier. For example, the Company, its employees, agents, subsidiaries and assigns shall not be liable for any illustrations, performance projections on any proposed or issued insurance policy provided to the Participant by the Designated Insurance Carrier. All such illustrations and projections shall be considered those of the Designated Insurance Carrier and shall not be reviewed nor endorsed in any manner by the Company.

(c)           Any Participant shall look solely to the Designated Insurance Carrier for any liability with respect to any death benefit paid by the Designated Insurance Carrier on the Participant’s Policy or the value thereof.

6.05         ASSIGNMENT

Subject to the provisions of Section 6.03 herein, the Participant shall have the right to assign any part or all of the Participant’s vested interest in any Policy and the Plan to any person or entity (including a trust) by execution of a written assignment delivered to the Company and the Designated Insurance Carrier.  The Company shall have no authority to assign, sell, surrender, change the insured or transfer ownership of the Policy or borrow against the cash surrender value of the Policy.

6.06         PREMIUM PAYMENTS

The Company shall deliver the Participant Contributions and any Company Contributions to the Designated Insurance Carrier as provided in this Plan to pay premiums on the Policy. The Company shall have no liability with respect to any additional contributions. The Participant is responsible to ensure that sufficient premiums are paid on the Policy to prevent a lapse or termination of the Policy, and the Company shall have no liability with respect to the lapse or termination of the Policy on account of a failure to pay sufficient premiums.

6.07         TERMINATION OF PARTICIPATION

The Participant or the Company may terminate a Participant’s participation in the Plan with or without the consent of the other party by giving notice in writing to the other party (the “Notice of Termination”). A Participant’s participation will also cease immediately if and when the Participant ceases to meet the eligibility requirements for the Plan. The Plan will continue with respect to any Participant until either the Plan is terminated in its entirety pursuant to Section 9.02 herein or by delivery of Notice of Termination or such Participant’s voluntary or involuntary termination of employment with the Company (collectively hereinafter referred to as the “Terminating Event”). The Terminating Event shall immediately and forever release the Company from any further obligations under the Plan, other than providing a Notice of Termination if required hereunder.  Section 6.03, Section 6.04, Section 7.02 and any other provisions of this Plan that by their nature would have effect after termination shall survive any Termination Event. Termination of participation in the Plan shall not, by itself, affect a Participant’s rights with respect to a Policy owned by the Participant.

6.08         DESIGNATED INSURANCE CARRIER

The Designated Insurance Carrier shall be bound only by the terms of the Policy. No provision of the Plan shall in any way enlarge, change, vary, or in any other way affect the obligations of the Designated Insurance Carrier. The Designated Insurance Carrier shall not be bound by or be deemed to have notice of the provisions of the Plan.

ARTICLE VII

Administration

7.01         ADMINISTRATION

The Plan shall be administered and interpreted by the Plan Administrator. Said Plan Administrator has the sole and absolute authority and discretion to administer the Plan in accordance with its terms, to interpret any provision of the Plan and to decide any issue that may affect a person’s rights and obligations under the Plan. All such interpretations and decisions shall be final, conclusive and binding upon a Participant and any other person who makes a claim with respect to participation or benefits under the Plan.

7.02         POWERS AND DUTIES

The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as it shall deem to be necessary or advisable to carry out the purposes of the Plan; provided, however, that any such procedure, discretionary act, interpretation or construction shall be applied in a nondiscriminatory manner based on uniform principals consistently applied. The Plan Administrator shall have all the powers and authority necessary or appropriate to accomplish its duties under the Plan.

The Plan Administrator shall be charged with the duties of the general administration of the Plan, including, but not limited to, the following (but only to the extent such duties are not otherwise performed by the Designated Insurance Carrier):

(a)           The discretion to determine all questions relating to the eligibility of any Executive to receive benefits under the Plan;

(b)           To compute and make determinations with respect to the amount of benefits with respect to any Participant hereunder;

(c)           To maintain all necessary records for the administration of the Plan;

(d)           To interpret the provisions of the Plan and to make and publish such rules for the regulation of the Plan as are consistent with the terms hereof;

(e)           To prepare and implement a procedure to notify Executives that they have been selected as eligible to participate in the Plan; and

(f)            To assist any Participant regarding his rights, benefits, or elections available under the Plan.

To the maximum extent permitted under applicable law, the Company shall indemnify, hold harmless and defend the Plan Administrator from any liability which the Plan Administrator may incur in connection with the performance of its duties in connection with the Plan, so long as the Plan Administrator was acting in good faith and within what the Plan Administrator reasonably understood to be the scope of its duties.

7.03         THIRD-PARTY ADMINISTRATION

The Company, at its sole and absolute discretion, may delegate any administrative matter under the Plan to any third-party administrator. Initially, Mahoney & Associates, a Massachusetts Business Trust, will assist the Company and the Plan Administrator with administrative matters and will act as the third-party administrator for the Plan. Any appointed third-party administrator shall be held harmless by the Company from all Plan related liabilities, except those that are caused by the intentional misconduct or grossly negligent acts of the third-party administrator. The Company shall be held harmless by the third-party administrator from all Plan related liabilities pertaining to the duties of said Plan Administrator, except those that are caused by the intentional misconduct or grossly negligent acts of the Company.

7.04         TAX WITHHOLDING

The Company or the Designated Insurance Carrier shall have the right to deduct from any benefit owed to the Participant under the Plan any federal, state, or local taxes required by law to be withheld.

ARTICLE VIII

ERISA Provisions

8.01         CLAIMS PROCEDURE

The provisions of this Article VIII apply to the extent any determination with respect to a claim is to be made by the Plan Administrator.

(a)         Submitting a Claim. In order to receive a benefit under the Plan, the Participant or such Participant’s beneficiary (the “Claimant”) must submit a written application to the Plan Administrator on a form provided by the Company. Written or electronic notice of the disposition of the claim shall be furnished to the Claimant within 90 days after the claim is filed. If the Plan Administrator needs additional time (up to 90 days) to process the claim, written notice shall be provided to the Claimant within the initial 90-day period. Such notice shall indicate the special circumstances which require an extension of time and the day by which the Plan Administrator expects to render a decision.

(b)        Denial of Claim. If the claim is denied in whole or in part, the Plan Administrator shall deliver a written notice to the Claimant. The notice will be calculated to be understood by the Claimant and will set forth: (1) the specific reason or reasons for the denial; (2) references to the pertinent provisions of the Plan on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why that material or information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limit for requesting a review of the claim; and (6) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review. The notice shall be delivered to the Claimant within 90 days after receipt of the claim by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time. Under these circumstances, the Plan Administrator may extend the applicable time for an additional 90 days. If an extension is required, the Plan Administrator will provide to the Claimant a notice prior to the extension and the date by which the Plan Administrator expects to make a decision regarding the claim.

(c)         Request for Review of a Denied Claim. If a claim has been denied in whole or in part pursuant to Section 8.01(b), the Claimant shall have 60 days following receipt of the denial to request a review of the denial. A request for review shall be in writing and addressed to the Plan Administrator at the Company’s then principal place of business. If the claimant so requests, the Plan Administrator shall conduct a hearing within 60 days. Whether or not the Claimant requests such a hearing, the Claimant may submit pertinent documents and written issues and comments. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim.

(d)        Decision Upon Review. The Plan Administrator shall review the denial of the claim, and shall furnish the Claimant with a final decision on review within 60 days after receipt of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the request for review. In that case the Plan Administrator may extend the applicable time for an additional 60 days. If an extension is required, the Plan Administrator will notify the Claimant of the extension and the date by which a decision on review is expected. The decision on review shall be in written or electronic form, shall be written in a manner calculated to be understood by the Claimant, and shall include (1) specific reasons for the decision; (2) specific references to the pertinent provisions of the Plan on which the decision is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and (4) a statement of the Claimant’s right to bring an action under section 502(a) of ERISA. If the written decision on review is not furnished to the Claimant within the 60-day period (or the 120-day period in the event that the Plan Administrator requires an extension of time for processing the review), the claim shall be deemed denied on review.

ARTICLE IX

General Provisions

9.01         AMENDMENT

The Plan Administrator has the right at any time and from time to time, and retroactively if necessary or appropriate, to amend in whole or in part any or all provisions of the Plan. No amendment shall have the effect of reducing any Participant’s ownership interest in or existing rights under any Policy previously purchased on behalf of such Participant under the Plan or otherwise change the vesting schedule with respect to any Company Contributions previously made with respect to such Participant. Any amendment shall be made by written resolutions of the Plan Administrator.

9.02         TERMINATION OR SUSPENSION OF ENTIRE PLAN

The Company intends to maintain the Plan indefinitely. However, the Company reserves the right, and without the consent of any Participant, spouse, beneficiary, or other person claiming a right under the Plan, to terminate the Plan in its entirety or discontinue contributions under the Plan at any time and for any reason.

9.03         HEADINGS

The titles of the Articles and Sections herein are for convenience of reference only and shall not be construed as a part of the Plan, or have any effect upon the meaning of the provisions of the Plan.

9.04         SEPARABILITY

If any provision of the Plan, as currently in effect or as amended from time to time, or the application thereof, shall to any extent be invalid or unenforceable, the remaining provisions of the Plan and the application thereof, shall not be affected thereby and shall be valid and enforced to the extent permitted by law.

9.05         CONSTRUCTION

The law of the state of South Carolina, where the Company’s principal executive offices are located, will determine all questions arising with respect to the provisions of the Plan except to the extent superseded by Federal law.

9.06         BINDING EFFECT

The Plan shall be binding upon, and shall inure to the benefit of, the Company, Participants and their respective successors and assigns.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer effective the 1st day of January, 2011.

KEMET Corporation

By:	/s/ LARRY C. MCADAMS

Name:	Larry C. McAdams

Title:	Vice President, Human Resources